
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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             FORM 4                                                                                           OMB APPROVAL
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[X] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
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1. Name and Address of Reporting Person *

Lipner                      William                 E.
   (Last)                   (First)                 (Middle)

2 Pickwick Plaza, Suite 400
                            (Street)

Greenwich                   CT                        06830
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

   NFO Worldwide, Inc. ("NFO")

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

   4/2000

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                          10% Owner
       -----                              -----
         X    Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)
              Chairman, President and CEO
       ----------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----

                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ----------- ------------
Common Stock                     04/20/2000     J*             397,199     D         **           0             D
Common Stock                     04/20/2000     J*             236,548     D         **           0             I           ***
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ----------- ------------

Reminder: Report on a separate line for each class of            (Over)
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential Persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------

                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Non-Qualified Options                     $10.5555      04/20/00     J*                            135,000    vested       12/08/05
Non-Qualified Options                     $  14.50      04/20/00     J*                            135,000    vested       12/12/06
Non-Qualified Options                     $  17.12      04/20/00     J*                            125,000    vested       12/01/07
Non-Qualified Options                     $  17.56      04/20/00     J*                            125,000    vested+      06/23/08
Non-Qualified Options                     $  21.07      04/20/00     J*                            100,000    vested++     06/23/08
Non-Qualified Options                     $  11.38      04/20/00     J*                            225,000    vested+++    01/04/09
Non-Qualified Options                     $  21.50      04/20/00     J*                            150,000    7/1/00++++   01/04/10
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------

7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common Stock              135,000           ****
Common Stock              135,000           ****
Common Stock              125,000           ****
Common Stock              125,000           ****
Common Stock              100,000           ****
Common Stock              225,000           ****
Common Stock              150,000           ****                0
---------------------  ---------------  -------------  -------------  -------------  --------------

Explanation of Responses:

* Disposition pursuant to the merger of NFO with a subsidiary of the Interpublic Group of Companies.

** Pursuant to the merger of NFO with a subsidiary of The Interpublic Group of Companies (NYSE:IPG) each NFO common share was exchanged for .5503 of a share of IPG common stock.

*** 151,500 shares owned directly by Mr. Lipner's spouse; 85,048 are held in custodial accounts and in trust for his 2 sons.

**** Options were disposed in connection with the merger, in exchange for a number of options of IPG equal to the number of NFO options multiplied by .5503. A proportionate adjustment to the exercise price was also made.

+ 83,334 are vested, 41,666 to vest on 1/1/01. All options vested upon consummation of the merger.

++ 66,667 are vested, 33,333 to vest on 1/1/01. All options vested upon consummation of the merger.

+++ 150,000 are vested, 75,000 to vest on 1/1/01. All options vested upon consummatioin of the merger.

++++ 49,995 vest 7/1/00, 49,935 vest 12/31/00 and 50,000 vest 12/31/01. All options vested upon consummation of the merger.

***** Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      /s/ William E. Lipner                       May 9, 2000
----------------------------------            ------------------
*****Signature of Reporting Person                   Date

        William E. Lipner

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